Exhibit 99.1

LCA-VISION THIRD QUARTER EPS RISES 86% TO $0.26, REVENUES UP 53% TO $31.2 MILLION

Marks fifth consecutive quarter of revenue growth exceeding 50% and same-store growth of at least 38%
Company raises financial guidance for 2004, reaffirms 2005 growth rates

CINCINNATI (October 26, 2004) – LCA-Vision Inc. (NASDAQ NM: LCAV), a leading provider of fixed-site laser vision correction services at its LasikPlus vision centers, today reported financial results for the third quarter of 2004. Highlights of the three months ended September 30, 2004 include:

•	Earnings per diluted share up 86% to $0.26 with a 41% effective tax rate, compared with earnings per diluted share of $0.14 with a 5% effective tax rate in the third quarter of 2003

•	Revenues up 53% to approximately $31.2 million, compared with revenues of approximately $20.5 million in the third quarter of 2003, marking the fifth consecutive quarter of revenue growth exceeding 50%

•	Revenue growth of 38% at vision centers open at least 12 months, compared with the third quarter of 2003, marking the fifth consecutive quarter of strong same-store revenue growth of at least 38%

•	Procedure volume up 46% to 23,248, from 15,965 procedures in the third quarter of 2003

•	Revenue per procedure up 5% to $1,342, from $1,281 in the third quarter of 2003

•	Operating margin of 17.7%, compared with 7.2% in the third quarter of 2003

•	For the first nine months of 2004, net cash provided by operations of approximately $20.6 million, up significantly from approximately $8.4 million in the first nine months of 2003

Net income for the third quarter of 2004 rose 137% to approximately $3.6 million with a 41% effective tax rate, compared with net income for the third quarter of 2003 of approximately $1.5 million with a 5% effective tax rate. Earnings per diluted share for the third quarter of 2004 rose 86% to $0.26, compared with earnings per diluted share of $0.14 for the third quarter of 2003.

Revenues for the 2004 third quarter increased 53% to approximately $31.2 million, compared with revenues of approximately $20.5 million for the 2003 third quarter. The Company reported that revenues at vision centers open at least 12 months increased 38% during the third quarter of 2004. Third quarter 2004 procedure volume rose 46% to 23,248, and average price per procedure increased 5% to $1,342, both compared with the third quarter of 2003.

Net cash provided by operations in the first nine months of 2004 was approximately $20.6 million. As a result, cash and short-term investments were approximately $82.8 million as of September 30, 2004, up 28% from approximately $64.9 million as of December 31, 2003.

For the nine months ended September 30, 2004, the Company reported net income of approximately $27.2 million, or $1.96 per diluted share, compared with net income of approximately $5.1 million, or $0.47 per diluted share, for the nine months ended September 30, 2003. Revenues grew approximately 56% to approximately $94.4 million for the first nine months of 2004, compared with revenues of approximately $60.7 million for the comparable prior-year period.

“We generated exceptional financial performance during the quarter and achieved several significant milestones,” said Stephen N. Joffe, Chairman and CEO of LCA-Vision. “Third quarter results featured strong growth in revenues and net income, an increase in revenue per procedure and excellent procedure volume growth. With the opening of LasikPlus vision centers during the quarter in Jacksonville, Florida, St. Louis, Missouri and Kansas City, Kansas, we have already achieved our previously announced target for new laser vision center openings in 2004. Furthermore, same-store sales rose 38% year-over-year during the quarter, substantially outpacing projected industry growth and reflecting our continued ability to gain market share. Once again, net income grew even more rapidly than revenues, demonstrating the operating leverage and scalability of our business model.”

Mr. Joffe added, “We believe there remains tremendous opportunity going forward for LCA-Vision as we post robust same-store sales growth at a multiple of industry growth rates and open new LasikPlus vision centers, including plans to open 10-12 vision centers during 2005. Based on our confidence in continued strong performance, we are again raising our revenues and earnings guidance for 2004, and are reaffirming our projected 2005 revenues and income before taxes growth rates based upon these higher 2004 numbers.”

Company Raises 2004 Guidance, Reaffirms 2005 Growth Rates

Based upon third quarter financial results and management’s outlook for the remainder of the year, LCA-Vision increased full-year 2004 revenues and earnings guidance as follows:

•	Revenues in the range of $124 million to $125 million, up from prior guidance of $121 million to $123 million

•	Earnings per diluted share in the range of $2.12 to $2.17, up from prior guidance of $2.05 to $2.15. Both the new and previous guidance include a $0.76 per diluted share benefit recorded in the first half of 2004 for the reversal of the deferred tax valuation allowance and also reflect a presumed 41% tax rate for the fourth quarter of 2004

For 2005, LCA-Vision reaffirmed expectations for revenues to increase 30-40% and income before taxes to increase 40-50%, resulting in diluted EPS of $1.45 to $1.55 for 2005. If the Company had recorded an effective tax rate of 41% for all of 2004, we project fully diluted EPS for 2004 to be $1.01 to $1.06. Management feels that this proforma calculation for 2004 is a meaningful disclosure as it facilitates investors comparing 2004 and 2005 projected results on a consistent basis.

Conference Call

LCA-Vision has scheduled an investor conference call beginning at 10:00 a.m. Eastern Time today. To participate in the call, please dial 888-803-7404 toll-free within the U.S. and Canada, or 706-634-1308 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 toll-free within the U.S. and Canada, or 706-645-9291 for international callers. Enter reservation number 1376360.

Individual investors are invited to listen to the conference call live over the Internet by going to the “Investors” section of the Company’s Web site at www.lasikplus.com. A replay of the call will be available for 30 days.

About LCA-Vision

LCA-Vision currently operates 44 laser vision correction centers, including 40 wholly owned LasikPlus vision centers located in large metropolitan markets throughout the United States, three joint ventures in Canada and one joint venture in Europe.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of the Company that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding the Company’s belief that revenues, income and earnings will exhibit healthy year-over-year growth and projections for the remainder of fiscal 2004 and for fiscal 2005, among others, are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company’s business, including, without limitation, those concerning global and local economic, political and sociological conditions, market acceptance of our services, the successful execution of marketing strategies, competition in the laser vision correction industry, an inability to attract new patients, the possibility of long-term side effects and adverse publicity regarding laser vision correction, regulatory action against us or others in the laser vision correction industry, the relatively high fixed cost structure of our business, the outcome of litigation, and the Company’s success in the process of management testing and auditor attestation of internal controls, as required under the Sarbanes-Oxley Act of 2002, among other factors. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review the Company’s filings with the Securities and Exchange Commission, including but not limited to its Forms 10-K and 10-Q. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

[Tables to Follow]

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues — Laser refractive surgery	$31,203	$20,455	$94,406	$60,661
Operating costs and expenses
Medical professional and license fees	5,733	3,873	18,090	11,846
Direct costs of services	10,526	8,365	30,506	23,982
General and administrative expenses	2,232	2,062	6,827	6,073
Marketing and advertising	5,400	3,034	15,180	9,164
Depreciation and amortization	1,775	1,653	5,233	4,692

Operating income	5,537	1,468	18,570	4,904
Equity in earnings from unconsolidated businesses	99	39	284	245
Minority equity interest	(150)	(64)	(455)	(215)
Net interest	627	155	1,491	263
Other income	17	—	25	52

Income before taxes on income	6,130	1,598	19,915	5,249
Income tax expense (benefit)	2,535	81	(7,258)	181

Net income	$3,595	$1,517	$27,173	$5,068

Income (loss) per common share
Basic	$0.27	$0.14	$2.03	$0.47
Diluted	$0.26	$0.14	$1.96	$0.47
Dividends declared per share	$0.08	—	$0.08	—
Weighted average shares outstanding
Basic	13,432	10,771	13,379	10,753
Diluted	13,868	11,044	13,832	10,856

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$82,821	$64,908
Accounts receivable, net of allowance for doubtful accounts of $2,142 and $1,480	6,601	3,255
Receivables from vendors	834	802
Prepaid expenses, inventory and other	907	1,422
Deferred tax asset	9,101	—

Total current assets	100,264	70,387
Property and equipment	46,416	41,967
Accumulated depreciation and amortization	(29,866)	(24,622)

Property and equipment, net	16,550	17,345
Accounts receivable, net of allowance for doubtful accounts of $700 and $416	1,318	749
Goodwill	275	275
Deferred compensation plan assets	1,053	461
Investment in unconsolidated businesses	519	385
Other assets	764	435

Total assets	$120,743	$90,037

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$1,963	$4,883
Accrued liabilities and other	6,874	4,518
Current portion of capital lease obligations	352	—

Total current liabilities	9,189	9,401
Capital lease obligations	339	—
Deferred compensation liability	1,047	457
Insurance reserve	2,074	963
Minority equity interest	869	414
Stockholders’ investment
Common stock ($0.001 par value; 15,811,872 and 15,643,561 shares and 13,444,676 and 13,276,364 shares issued and outstanding, respectively)	16	16
Contributed capital	133,464	131,203
Common stock in treasury, at cost (2,367,197 shares)	(15,462)	(15,462)
Accumulated deficit	(10,971)	(37,069)
Accumulated other comprehensive income	178	114

Total stockholders’ investment	107,225	78,802

Total liabilities and stockholders’ investment	$120,743	$90,037

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow
(Dollars in thousands)

	Nine Months Ended Sept. 30,
	2004	2003
Cash flow from operating activities:
Net income	$27,173	$5,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,233	4,692
Provision for loss on doubtful accounts	946	1,155
Deferred income taxes	(9,101)	—
Deferred compensation	506	247
Insurance reserve	1,111	1,329
Equity in earnings of unconsolidated affiliates	(284)	(245)
Other, Net	—	(2)
Changes in working capital:
Accounts receivable	(4,861)	(3,789)
Receivables from vendors	(32)	(169)
Prepaid expenses, inventory and other	515	450
Accounts payable	(2,920)	(2,216)
Accrued liabilities and other	2,357	1,830

Net cash provided by operations	20,643	8,350
Cash flow from investing activities:
Purchase of property and equipment	(3,745)	(3,251)
Deferred compensation plan	(508)	(252)
Loan payments made by shareholders	—	1,329
Loans to shareholders	—	(22)
Other, net	187	378

Net cash used in investing activities	(4,066)	(1,818)
Cash flows from financing activities:
Principal payments of long-term notes, debt and capital lease obligations	—	(10)
Exercise of stock options	2,261	326
Dividends paid to shareholders	(1,075)	—
Distribution of minority equity investees	150	114

Net cash provided by financing activities	1,336	430

Increase in cash and cash equivalents	17,913	6,962
Cash and cash equivalents at beginning of period	64,908	18,298

Cash and cash equivalents at end of period	$82,821	$25,260

Supplemental Information
Increase in capital lease obligations	$691	—